Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS RECORD RESERVES FOR FISCAL 2011

Total Proved Reserves Increase 25%

Undiscounted Reserve Value Increases 66%

Production Replacement at 372%

DENVER, COLORADO, January 4, 2012—Credo Petroleum Corporation (NASDAQ:  CRED) today reported that total proved reserves increased 25% to a record 4,095,000 barrels of oil equivalent (BOE) as of its fiscal year ended October 31, 2011.  This compares to 3,277,000 BOE as of October 31, 2010.

Oil reserves represent 48% of the Company’s total proved reserves for fiscal 2011 compared to 29% last year, as the Company continues its successful transition from natural gas to oil.  For fiscal 2011, oil reserves increased 106% on record capital spending and successful completions in the Company’s North Dakota Bakken and Three Forks, Kansas, Nebraska and Texas Panhandle drilling projects.  No gas wells were drilled during fiscal 2011, and natural gas reserves decreased approximately 8% primarily due to normal production declines.

Several years ago, the Company initiated a strategic transition from being almost exclusively a gas producer to becoming primarily an oil producer.  The following table shows the success of that transition with oil reserves steadily increasing to 48% of total reserves in fiscal 2011 from only 17% in 2007.

Fiscal Year Ended	Oil Reserves (Bbls)	YOY Percentage Change	Oil as % of Total Reserves
2007	591,000	40%	17%
2008	710,000	20%	21%
2009	876,000	23%	26%
2010	954,000	9%	29%
2011	1,963,000	106%	48%

For fiscal 2011, Credo replaced 372% of its total production.  At October 31, 2011, the undiscounted value of reserves was $116,316,000, an increase of 66% versus fiscal 2010.  The discounted value (at 10%) was $62,348,000.  Average fiscal year-end wellhead prices used to calculate reserves were $86.32 per barrel and $4.54 per Mcf for fiscal 2011 compared to $68.30 per barrel and $4.49 per Mcf for fiscal 2010.  Because of the sizable price differential between oil and natural gas, oil represents a disproportionately greater 74% of the undiscounted value of reserves compared to 48% of reserve quantities.

At fiscal year-end, proved developed reserves represented 49% of total reserves and proved undeveloped reserves represented 51%.  The percentage of proved undeveloped reserves increased in fiscal 2011 primarily because a significant amount of drilling occurred around the Company’s Bakken acreage in fiscal 2011 which proved-up drilling locations on the Company’s acreage that directly offset new producing wells.

Marlis E. Smith, Jr., Chief Executive Officer, said, “After almost doubling our drilling budget in fiscal 2011, we achieved a major milestone in the fourth quarter when oil production climbed to 56% of total production quantities.  Our drilling projects have now transitioned from concept plays to scalable and repeatable exploration models.  That gives us confidence to keep building on our momentum in 2012 by again doubling our drilling budget to approximately $30,000,000.

“Looking further down the road, we believe that 200 to 400 wells are likely to be drilled on our Bakken leases.  The rate at which we are receiving well proposals for the Three Forks formation is escalating and our first well is nearing completion.  These events add significant upside potential to our Bakken acreage.  For perspective of the opportunity, 200 wells on our acreage represents only four wells on each of our prime spacing units—two Bakken and two Three Forks wells.  We expect that number could easily grow over time to six or eight wells on each spacing unit.”

The Company expects to release its year end financial and operations results early next week.

*              *              *              *              *

For more information about the Company, visit http://www.credopetroleum.com.

Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation (NASDAQ: CRED) is a publicly traded independent energy company headquartered in Denver, Colorado.  The Company is engaged in the exploration for and the acquisition, development and marketing of crude oil and natural gas in the Mid-Continent and Rocky Mountain regions with operations in North Dakota Bakken and Three Forks, Kansas, Nebraska and Texas Panhandle plays. Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.